Exhibit 99.1

               The South Financial Group Reports Record Earnings;
              Net Income Up 61% for 2003 and 78% for Fourth Quarter

    GREENVILLE, S.C., Jan. 27 /PRNewswire-FirstCall/ -- The South Financial Group, Inc. (Nasdaq: TSFG) today reported record fourth quarter 2003 net income of $28.4 million, an increase of 78% compared with $15.9 million for the fourth quarter 2002. For the fourth quarter 2003, net income per diluted share totaled $0.50, a 43% increase from $0.35 per diluted share for the fourth quarter 2002.

    For the fourth quarter 2003, operating earnings totaled $27.7 million, or $0.48 per diluted share, compared with $17.5 million, or $0.39 per diluted share, for the prior year period. This represents a 23% increase in operating earnings per diluted share.

    "In 2003, we had the best year in the history of our company," said Mack
I. Whittle, Jr., President and Chief Executive Officer of The South Financial Group. "We achieved double-digit growth in revenues, loans, and low-cost core deposits. We delivered record operating earnings for both the fourth quarter 2003 and the full year. This represents the 11th consecutive quarter of operating earnings per share growth. During this 11 quarter period, we've grown operating earnings per share at a 37% annualized growth rate. During 2003, our stock price increased 34%, which makes it a rewarding year for our employees and shareholders."

    Whittle continued, "Our strong fourth quarter results demonstrate the tremendous progress we've made. We've improved our operating efficiency ratio to 54%. After three quarters of declines, our net interest margin turned upward. We are particularly pleased to report stronger credit quality measures, as both the nonperforming asset and charge-off ratios improved during the fourth quarter. We enter 2004 with strong banking fundamentals. Our management team is disciplined and focused on achieving our goal of double-digit operating EPS growth."

    For 2003, net income totaled $95.1 million, or $1.89 per diluted share, up 61% from $59.2 million for 2002. For 2003, operating earnings totaled
$89.2 million, or $1.77 per diluted share, up 41% from $63.5 million for 2002.

    Strong Top-Line Revenue Growth and Efficiency Improvements

    Strong top-line revenue growth drove TSFG's record performance. Total revenues for the fourth quarter 2003 increased 35% over the fourth quarter 2002 as both net interest income and noninterest income produced double-digit gains.

    Net interest income for the fourth quarter 2003 increased 36% over fourth quarter last year, due to higher investment securities and solid loan growth. After declining for three quarters, the net interest margin turned upward in the fourth quarter 2003. It increased to 3.30%, up 22 basis points from the third quarter 2003. During the fourth quarter, slower mortgage-backed security prepayments, the higher net interest margin from MountainBank, and effective management of deposit rates drove the net interest margin upward.

    Noninterest income increased to $23.9 million for the fourth quarter 2003, up 34% from $17.8 million for the fourth quarter 2002. Excluding $4.4 million in gains on sales of securities and equity investments, fourth quarter 2003 noninterest income increased from the fourth quarter 2002 by $3.4 million, or 21%, to $19.5 million, reflecting expansion in noninterest income sources and continuing benefits from TSFG's Elevate sales process. Service charges on deposits, merchant processing income, benefits administration fees, and bank-owned life insurance drove the increases in noninterest income. These increases were partially offset by losses on trading activities, losses on the sale of real estate owned, and declines in mortgage banking income.

    The South Financial Group's operating efficiency ratio for the fourth quarter 2003 was 54%, a significant improvement from 59% for the fourth quarter 2002. (See page 5 of the financial highlights for the efficiency ratio calculation and reconciliation to its related GAAP measure.) Since the fourth quarter 2002, The South Financial Group has improved its efficiency each quarter. These gains are largely attributable to increasing net interest income and controlling noninterest expenses.

    Noninterest expenses increased 19% for the fourth quarter 2003 versus fourth quarter 2002, or 22% excluding non-operating items in both years. In fourth quarter 2003, non-operating items included $2.9 million in merger-related costs and $512,000 from employment contract payments.

    Double-Digit Loan and Transaction Deposit Growth

    TSFG's strong loan growth continued during the fourth quarter 2003. Loans held for investment at December 31, 2003 increased 29% over the prior year. Adjusting for approximately $770 million in loans acquired in the MountainBank merger, 2003 organic loan growth reached 10%.

    TSFG continues to gain core deposits and enrich its deposit mix, reflecting successful sales and promotional campaigns. Average deposits for the fourth quarter 2003 increased 40% over the prior year fourth quarter average. Deposit transaction account balances increased 64% during the same period, driven by growth in money market and noninterest-bearing deposits. Adjusting for fourth quarter 2003 average transaction deposits of approximately $365 million acquired in the MountainBank merger, organic average transaction deposit growth exceeded 40%.

    Key Credit Quality Measures Show Improvement

    The South Financial Group's key credit quality measures improved during the fourth quarter. To facilitate quarterly comparisons, two sets of credit quality indicators are provided: one that includes all loans and one that excludes the Rock Hill Bank & Trust Workout Loans. In connection with its October 2002 asset purchase transaction with Rock Hill Bank & Trust, TSFG segregated certain identified problem loans into a separately-managed portfolio, referred to as the Rock Hill Bank & Trust Workout Loans. At December 31, 2003, this portfolio totaled $28.6 million, down from $41.7 million at September 30, 2003 and $72.4 million at December 31, 2002. Nonperforming assets in the Rock Hill Bank & Trust Workout Loans declined to $19.6 million, and the allowance for loan losses was $3.2 million. For the Rock Hill Bank & Trust Workout Loans, net loan charge-offs for the fourth quarter 2003 totaled $1.6 million.

    Credit Quality Including Rock Hill Bank & Trust Workout Loans. Nonperforming assets declined to 1.06% of loans and other real estate owned at December 31, 2003 from 1.33% at September 30, 2003. Net loan charge-offs decreased to 0.47% for the fourth quarter 2003 from 0.57% for the third quarter 2003.

    Credit Quality Excluding Rock Hill Bank & Trust Workout Loans. The South Financial Group's core credit quality measures (which exclude the Rock Hill Bank & Trust Workout Loans) strengthened in the fourth quarter 2003, continuing an improving trend that began seven quarters ago. Nonperforming assets as a percentage of loans and other real estate owned declined to 0.72% at December 31, 2003 from 0.88% at September 30, 2003. Net loan charge-offs as a percentage of average loans held for investment also improved, declining to 0.36% for the fourth quarter 2003 from 0.41% for the third quarter 2003.

    Successful Common Stock Offering

    In November 2003, The South Financial Group successfully completed a common stock offering of 6,325,000 shares, in which it received net proceeds of approximately $161 million. With the new capital, TSFG's tangible equity to tangible asset ratio totaled 6.05% at December 31, 2003.

    Whittle commented, "We ended the year with a strong capital base and are poised for profitable expansion. We can expand and still keep tangible capital levels above 6%. Also, in December, Carolina First Bank received an 'investment grade' rating from Moody's, enhancing our ability to borrow at reasonable rates."

    Enhanced and Strengthened Geographic Franchise

    Last week, on January 21st, The South Financial Group announced a definitive agreement to acquire CNB Florida Bancshares, headquartered in Jacksonville, Florida, in an all stock transaction valued at approximately $157 million. CNB Florida's banking subsidiary, CNB National Bank, operates 16 branch offices in 8 counties and has approximately $810 million in assets. Following the merger, TSFG's Northeast Florida deposit market share will increase to #7 from #20. For TSFG's Northeast/Central Florida markets, its deposit market share will increase to #7 from #11.

    Whittle commented, "We have stated that we want to be top 10 in our target Florida markets between Tampa Bay and Jacksonville. CNB Florida puts us firmly in that position. With the merger, we increase our Northeast Florida market ranking to #7 and gain an excellent foundation to build on. While our desire to achieve scale in key Florida markets is important, we remain committed to doing so only in a manner that adds to shareholder value. Our merger with CNB Florida is consistent with our disciplined acquisition criteria. We expect the merger to be accretive to earnings per share in the first full year."

    Once the merger is complete, TSFG's Florida operations will have 50 branches, over $3 billion in assets, and over $2 billion in deposits. The South Financial Group's Florida deposits will represent 30% of TSFG's total deposits.

    In October 2003, TSFG completed its merger with MountainBank Financial Corporation, which had approximately $1 billion in assets and operations principally in eleven Western North Carolina counties. The merger expanded TSFG's presence into attractive Western North Carolina markets, including a 24% market share in Henderson County. TSFG successfully completed the system conversion, and the former MountainBank branches now operate as Carolina First Bank branches.

    General Information

    The South Financial Group is a financial services company headquartered in Greenville, South Carolina, which had total assets of approximately
$10.7 billion at December 31, 2003. TSFG operates two primary subsidiary banks, Carolina First Bank and Mercantile Bank, which conduct operations through approximately 134 branch offices in South Carolina, Florida and North Carolina. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina and North Carolina and on the Internet under the brand name, Bank CaroLine. Mercantile Bank operates in Florida, principally in the Jacksonville, Orlando and Tampa Bay markets. The South Financial Group's common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group's website: www.thesouthgroup.com .

    Conference Call/Webcast Information

    The South Financial Group will host a conference call today at 10:00 a.m.
(ET) to discuss the fourth quarter 2003 results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. TSFG will also provide presentation slides and supplemental financial information in the Investor Relations section of its website under the financial information button. To participate in the conference call or webcast, please follow the instructions listed below.

    Conference Call: Please call 1-888-405-5393 or 1-484-630-4135 using the access code "The South." A 7-day rebroadcast of the call will be available via 1-800-846-0305 or 1-402-998-0543.

    Webcast: To gain access to the webcast, which will be "listen-only," please go to www.thesouthgroup.com under the Investor Relations tab and click on the link "Webcast/The South Financial Group 4th Quarter Earnings Conference Call." For those unable to participate during the live webcast, it will be archived on The South Financial Group website until February 10, 2004.

    Explanation of TSFG's Use of Certain Non-GAAP Financial Measures and Forward-Looking Statements

    This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP"). The attached financial highlights (see pages 5 and 6) provide reconciliations between GAAP net income and operating earnings. As has been TSFG's practice, operating earnings adjust GAAP information to exclude the after-tax effect of non-operating items (such as merger-related costs, gain or losses on asset sales, loss on early extinguishment of debt, and non-operating expenses). TSFG also provides data eliminating intangibles and related amortization in order to present data on a "cash basis." The economic substance of operating earnings and "cash basis" items are clearly defined.

    TSFG's management uses these non-GAAP measures in their analysis of TSFG's performance and believes presentations of financial measures excluding these non-operating items provide useful supplemental information, a clearer understanding of TSFG's financial performance, and better reflect its core operating activities. Management uses operating earnings, in particular, to analyze on a consistent basis and over a longer period of time the performance of which it considers to be its core operating activities. TSFG believes the non-GAAP measures enhance investors' understanding of the company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of others in the financial services industry.

    The limitations associated with utilizing operating earnings and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP information and operating earnings. These disclosures should not be considered an alternative to GAAP.

    Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These statements, as well as other statements that may be made by management in the conference call, include, but are not limited to, factors which may affect earnings, return goals, expected financial results for mergers, estimates of merger synergies and merger-related charges, and credit quality assessment. However, such performance involves risks and uncertainties, such as market deterioration, that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG's actual results, see TSFG's Annual Report on Form 10-K for the year ended December 31, 2002. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.


                 THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                               FINANCIAL HIGHLIGHTS
              (dollars in thousands, except share data) (unaudited)

                                              Three Months Ended        %
                                             12/31/03     12/31/02    Change

    INCOME STATEMENT
    Interest income (tax-equivalent)         $117,944      $93,422     26.2 %
    Interest expense                           37,101       33,784      9.8
      Net interest income (tax-equivalent)     80,843       59,638     35.6
    Less: Tax-equivalent adjustment               782          607     28.8
      Net interest income                      80,061       59,031     35.6
    Provision for loan losses                   4,290        4,217      1.7
      Net interest income after provision
       for loan losses                         75,771       54,814     38.2

    NONINTEREST INCOME:
    Service charges on deposit accounts         8,702        6,974     24.8
    Fees for investment services                1,885        1,784      5.7
    Mortgage banking income, excluding
     impairment                                 1,866        2,158    (13.5)
    Impairment (loss) recovery on
     mortgage servicing rights                     78         (111)  (170.3)
    Other                                       6,923        5,242     32.1
      Noninterest income, excluding non-
       operating gains on asset sales          19,454       16,047     21.2
    Gain on sale of available for sale
     securities                                 2,399        1,980      n/m
    Gain (loss) on equity investments           2,046         (253)     n/m
      Gains on non-operating asset
       sales, net                               4,445        1,727      n/m
      Total noninterest income                 23,899       17,774     34.5

    NONINTEREST EXPENSES:
    Personnel expense                          26,765       21,379     25.2
    Occupancy                                   4,944        4,088     20.9
    Furniture and equipment                     4,651        4,269      8.9
    Amortization of intangibles                 1,274          688     85.2
    Other                                      16,595       14,136     17.4
      Noninterest expenses, excluding non-
       operating items                         54,229       44,560     21.7
    Merger-related costs                        2,903        2,199      n/m
    Employment contract payments                  512          263      n/m
    Impairment loss from write-down of
     assets                                         -        1,449      n/m
      Non-operating noninterest expenses        3,415        3,911      n/m
      Total noninterest expenses               57,644       48,471     18.9
    Income before income taxes and
     minority interest                         42,026       24,117     74.3
    Income tax expense                         12,608        7,150     76.3
    Minority interest in consolidated
     subsidiary, net of tax                      (997)      (1,031)    (3.3)
      Net income                              $28,421      $15,936     78.3 %

    SHARE DATA:
    Net income per common share, basic          $0.51        $0.36     41.7 %
    Net income per common share, diluted         0.50         0.35     42.9
    Cash dividends declared per common
     share                                       0.15         0.14      7.1
    Average common shares outstanding,
     basic                                 55,837,554   43,925,905     27.1
    Average common shares outstanding,
     diluted                               57,229,604   45,032,301     27.1

    Supplemental financial information, including results for the last five quarters, may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com .


                 THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                               FINANCIAL HIGHLIGHTS
              (dollars in thousands, except share data) (unaudited)

                                              Twelve Months Ended        %
                                             12/31/03     12/31/02    Change

    INCOME STATEMENT
    Interest income (tax-equivalent)         $416,809     $356,091     17.1 %
    Interest expense                          138,475      135,487      2.2
      Net interest income (tax-equivalent)    278,334      220,604     26.2
    Less: Tax-equivalent adjustment             2,681        2,352     14.0
      Net interest income                     275,653      218,252     26.3
    Provision for loan losses                  20,581       22,266     (7.6)
      Net interest income after provision
       for loan losses                        255,072      195,986     30.1

    NONINTEREST INCOME:
    Service charges on deposit accounts        30,856       23,410     31.8
    Fees for investment services                8,464        6,423     31.8
    Mortgage banking income, excluding
     impairment                                10,499        5,847     79.6
    Impairment on mortgage servicing
     rights                                       (18)        (703)   (97.4)
    Other                                      28,632       18,543     54.4
      Noninterest income, excluding non-
       operating gains on asset sales          78,433       53,520     46.5
    Gain on sale of available for sale
     securities                                11,080        2,985      n/m
    Gain on equity investments                  5,376        3,135      n/m
    Gain on disposition of assets and
     liabilities                                  601            -      n/m
      Gains on non-operating asset sales,
       net                                     17,057        6,120      n/m
      Total noninterest income                 95,490       59,640     60.1

    NONINTEREST EXPENSES:
    Personnel expense                         100,778       75,118     34.2
    Occupancy                                  18,925       15,238     24.2
    Furniture and equipment                    17,922       15,341     16.8
    Amortization of intangibles                 3,433        1,519    126.0
    Other                                      57,506       45,311     26.9
      Noninterest expenses, excluding non-
       operating items                        198,564      152,527     30.2
    Merger-related costs                        5,127        6,664      n/m
    Employment contract payments                  512        1,846      n/m
    Impairment loss from write-down of
     assets                                       268        1,449      n/m
    Loss on early extinguishment of debt        2,699          354      n/m
      Non-operating noninterest expenses        8,606       10,313      n/m
      Total noninterest expenses              207,170      162,840     27.2
    Income before income taxes, minority
     interest, and cumulative
     effect of change in accounting
     principle                                143,392       92,786     54.5
    Income tax expense                         44,335       28,972     53.0
    Minority interest in consolidated
     subsidiary, net of tax                    (3,999)      (3,250)    23.0
    Cumulative effect of change in
     accounting principle, net of tax               -       (1,406)  (100.0)
      Net income                              $95,058      $59,158     60.7 %

    SHARE DATA:
    Net income per common share, basic          $1.93        $1.42     35.9 %
    Net income per common share, diluted         1.89         1.38     37.0
    Cash dividends declared per common
     share                                       0.57         0.50     14.0
    Average common shares outstanding,
     basic                                 49,204,173   41,714,994     18.0
    Average common shares outstanding,
     diluted                               50,328,353   42,714,938     17.8


                 THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                               FINANCIAL HIGHLIGHTS
              (dollars in thousands, except share data) (unaudited)

                                           12/31/03       12/31/02   % Change

    BALANCE SHEET (Period End)
    Cash and due from banks                 $184,057      $201,333     (8.6)%
    Interest-bearing bank balances             2,048        58,703    (96.5)
    Federal funds sold                           137        31,293      n/m
    Securities                             4,007,571     2,572,186     55.8
    Loans held for sale                       29,619        67,218    (55.9)
    Loans held for investment              5,732,205     4,434,011     29.3
    Allowance for loan losses                (73,287)      (70,275)     4.3
      Net loans                            5,688,537     4,430,954     28.4
    Premises and equipment, net              142,705       137,501      3.8
    Intangible assets                        353,079       242,182     45.8
    Mortgage servicing rights                  1,781         4,386    (59.4)
    Other assets                             339,486       262,472     29.3
      Total assets                       $10,719,401    $7,941,010     35.0 %

    Noninterest-bearing deposits            $882,129      $743,174     18.7 %
    Interest-bearing deposits              5,146,520     3,849,336     33.7
      Total deposits                       6,028,649     4,592,510     31.3
    Federal funds purchased and
     repurchase agreements                 2,329,666     1,510,840     54.2
    Debt and other borrowed funds          1,177,337       998,664     17.9
    Other liabilities                        117,059       105,785     10.7
      Total liabilities                    9,652,711     7,207,799     33.9
    Minority interest in consolidated
     subsidiary                               86,821        86,412      0.5
    Shareholders' equity                     979,869       646,799     51.5
      Total liabilities and shareholders'
       equity                            $10,719,401    $7,941,010     35.0

    CAPITAL RATIOS (Period End)
    Tier 1 risk-based capital                  10.51 %        9.21 %
    Total risk-based capital                   12.51         11.66
    Leverage ratio                              7.49          7.15
    Tangible equity to tangible assets          6.05          5.26

    SHARE DATA (Period End)
    Book value per common share               $16.59        $13.66     21.4 %
    Shares outstanding                    59,064,375    47,347,375     24.7

    BALANCE SHEET (Averages - Three
     Months Ended)
    Total assets                         $10,673,057    $7,244,663     47.3 %
    Loans                                  5,685,409     4,346,823     30.8
    Securities                             4,033,841     2,172,963     85.6
    Total earning assets                   9,728,449     6,563,909     48.2
    Intangible assets                        337,820       185,746     81.9
    Interest-bearing liabilities           8,751,758     5,863,888     49.2
    Total deposits                         6,017,132     4,282,840     40.5
    Shareholders' equity                     883,514       555,053     59.2

    BALANCE SHEET (Averages - Twelve
     Months Ended)
    Total assets                          $9,260,767    $6,497,607     42.5 %
    Loans                                  4,915,437     4,008,094     22.6
    Securities                             3,471,324     1,850,798     87.6
    Total earning assets                   8,425,590     5,924,077     42.2
    Intangible assets                        267,416       125,732    112.7
    Interest-bearing liabilities           7,595,136     5,300,060     43.3
    Total deposits                         5,147,627     3,855,929     33.5
    Shareholders' equity                     709,139       497,341     42.6


                 THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                               FINANCIAL HIGHLIGHTS
              (dollars in thousands, except share data) (unaudited)

                                             12/31/03      12/31/02   % Change

    CREDIT QUALITY
    Nonaccrual loans - commercial            $47,137       $61,206    (23.0)%
    Nonaccrual loans - consumer                2,686         2,384     12.7
    Restructured loans                             -             -       -
      Nonperforming loans                     49,823        63,590    (21.6)
    Other real estate owned                   10,951        10,596      3.4
      Nonperforming assets                    60,774        74,186    (18.1)
    Nonperforming loans as a % of loans
     held for investment                        0.87 %        1.43 %
    Nonperforming assets as a % of loans
     HFI and OREO                               1.06          1.67
    Allowance for loan losses as a % of
     loans held for investment                  1.28          1.58
    Allowance for loan losses to
     nonperforming loans                        1.47 x        1.11 x
    Specific allowance for impaired loans     $9,689       $22,016    (56.0)
    Loans past due 90 days still accruing
     interest                                  3,960         5,414    (26.9)
    Net loan charge-offs:
      QTR ended                                6,693         4,049     65.3
      YTD ended                               30,259        19,539     54.9
    Net loan charge-offs as a % of avg.
     loans HFI (annualized):
      QTR ended                                 0.47 %        0.38 %
      YTD ended                                 0.62          0.49

    CREDIT QUALITY - Excluding Rock Hill
     B&T Workout Loans
    Loans held for investment             $5,703,602    $4,361,658     30.8 %
    Allowance for loan losses                 70,123        53,979     29.9

    Nonaccrual loans - commercial             28,952        32,212    (10.1)%
    Nonaccrual loans - consumer                2,686         2,384     12.7
    Restructured loans                             -             -       -
      Nonperforming loans                     31,638        34,596     (8.6)
    Other real estate owned                    9,561        10,422     (8.3)
      Nonperforming assets                    41,199        45,018     (8.5)
    Nonperforming loans as a % of loans
     held for investment                        0.55 %        0.79 %
    Nonperforming assets as a % of loans
     HFI and OREO                               0.72          1.03
    Allowance for loan losses as a % of
     loans held for investment                  1.23          1.24
    Allowance for loan losses to
     nonperforming loans                        2.22  x       1.56 x
    Specific allowance for impaired loans     $7,000        $9,429    (25.8)
    Loans past due 90 days still accruing
     interest                                  3,855         5,392    (28.5)
    Net loan charge-offs:
      QTR ended                                5,110         4,416     15.7
      YTD ended                               19,962        19,906      0.3
    Net loan charge-offs as a % of avg.
     loans HFI (annualized):
      QTR ended                                 0.36 %        0.42 %
      YTD ended                                 0.41          0.50

    OPERATIONS DATA
    Branch offices                               134           117     14.5 %
    ATMs                                         122           105     16.2
    Employees (full-time equivalent)           1,918         1,700     12.8
    Internet banking customers                90,132        35,227    155.9

    STOCK PERFORMANCE (At Period End)
    Market price per share of common
     stock                                    $27.75        $20.66     34.3 %
    Indicated annual dividend                   0.60          0.56      7.1
    Dividend yield                              2.16 %        2.71 %
    Price/book ratio                            1.67 x        1.51 x
    Market capitalization                 $1,639,036      $978,197     67.6


               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
             (dollars in thousands, except share data) (unaudited)

                                   Three Months Ended
                               12/31/03           12/31/02       % Change
                                      Diluted           Diluted       Diluted
                                        EPS               EPS           EPS

    RECONCILIATION OF GAAP
     TO NON-GAAP MEASURES
    NET INCOME, AS
     REPORTED (GAAP)           $28,421 $0.50     $15,936 $0.35  78.3 % 42.9 %
    Merger-related costs         2,903             2,199
    Related income taxes          (871)             (653)
      Net income, excluding
       merger-related items     30,453  0.53      17,482  0.39  74.2   35.9
    Adjustments for other
     non-operating items:
      Gain on sale of
       available for sale
       securities               (2,399)           (1,980)
      Gain on equity
       investments              (2,046)              253
      Employment contract
       payments                    512               263
      Impairment loss from
       write-down of assets          -             1,449
      Related income taxes       1,180                 7
    OPERATING EARNINGS          27,700  0.48      17,474  0.39  58.5   23.1
      Add: Amortization of
       intangibles, net of
       tax                         892               484
    OPERATING EARNINGS,
     CASH BASIS                $28,592 $0.50     $17,958 $0.40  59.2   25.0

    Average common shares
     outstanding, diluted   57,229,604        45,032,301        27.1

    SELECTED BALANCE SHEET
     (Averages)
    Total assets           $10,673,057        $7,244,663        47.3
    Intangible assets         (337,820)         (185,746)       81.9
      Tangible assets       10,335,237         7,058,917        46.4

    Shareholders' equity       883,514           555,053        59.2
    Intangible assets         (337,820)         (185,746)       81.9
      Tangible equity          545,694           369,307        47.8

    PERFORMANCE RATIOS
     (Annualized)
    RETURN ON AVERAGE
     ASSETS:
    Using GAAP earnings           1.07 %            0.88 %
    Using operating
     earnings                     1.04              0.96
    Using operating
     earnings, cash basis
     on average tangible
     assets                       1.11              1.02

    RETURN ON AVERAGE
     EQUITY:
    Using GAAP earnings          12.87             11.48
    Using operating
     earnings                    12.54             12.59
    Using operating
     earnings, cash basis
     on average tangible
     equity                      20.96             19.45

    NET INTEREST MARGIN           3.30              3.60

    NONINTEREST INCOME AS
     A % OF TOTAL
     REVENUE (A)
    Using GAAP earnings          22.99             23.14
    Using operating
     earnings                    19.55             21.37

    EFFICIENCY RATIOS (B):
    Using GAAP earnings          55.45             63.11
    Using operating
     earnings                    54.49             59.35
    Using operating
     earnings, cash basis        53.21             58.44

    (A) Calculated as noninterest income, divided by the sum of net interest income and noninterest income.

    (B) Calculated as noninterest expenses, divided by the sum of net interest income and noninterest income.


                 THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                               FINANCIAL HIGHLIGHTS
              (dollars in thousands, except share data) (unaudited)

                                  Twelve Months Ended
                               12/31/03         12/31/02        % Change
                                     Diluted           Diluted        Diluted
                                       EPS               EPS            EPS

    RECONCILIATION OF GAAP
     TO NON-GAAP MEASURES
    NET INCOME, AS
     REPORTED (GAAP)          $95,058 $1.89     $59,158 $1.38   60.7 % 37.0 %
    Merger-related costs        5,127             6,664
    Related income taxes       (1,576)           (2,015)
      Net income, excluding
       merger-related items    98,609  1.96      63,807  1.49   54.5   31.5
    Adjustments for other
     non-operating items:
      Gain on sale of
       available for sale
       securities             (11,080)           (2,985)
      Gain on equity
       investments             (5,376)           (3,135)
      Gain on disposition
       of assets and
       liabilities               (601)                -
      Employment contract
       payments                   512             1,846
      Impairment loss from
       write-down of assets       268             1,449
      Loss on early
       extinguishment of
       debt                     2,699               354
      Related income taxes      4,201               758
      Cumulative effect of
       change in accounting
       principle, net of
       tax                          -             1,406
    OPERATING EARNINGS         89,232  1.77      63,500  1.49   40.5   18.8
      Add: Amortization of
       intangibles, net of
       tax                      2,374             1,053
    OPERATING EARNINGS,
     CASH BASIS               $91,606 $1.82     $64,553 $1.51   41.9   20.5

    Average common shares
     outstanding, diluted  50,328,353        42,714,938         17.8

    SELECTED BALANCE SHEET
     (Averages)
    Total assets           $9,260,767        $6,497,607         42.5
    Intangible assets        (267,416)         (125,732)       112.7
      Tangible assets       8,993,351         6,371,875         41.1

    Shareholders' equity      709,139           497,341         42.6
    Intangible assets        (267,416)         (125,732)       112.7
      Tangible equity         441,723           371,609         18.9

    PERFORMANCE RATIOS
     (Annualized)
    RETURN ON AVERAGE
     ASSETS:
    Using GAAP earnings          1.03 %            0.91 %
    Using operating
     earnings                    0.96              0.98
    Using operating
     earnings, cash basis
     on average tangible
     assets                      1.02              1.01

    RETURN ON AVERAGE
     EQUITY:
    Using GAAP earnings         13.40             11.89
    Using operating
     earnings                   12.58             12.77
    Using operating
     earnings, cash basis
     on average tangible
     equity                     20.74             17.37

    NET INTEREST MARGIN          3.30              3.72

    NONINTEREST INCOME AS
     A % OF TOTAL
     REVENUE (A)
    Using GAAP earnings         25.73             21.46
    Using operating
     earnings                   22.15             19.69

    EFFICIENCY RATIOS (B):
    Using GAAP earnings         55.82             58.60
    Using operating
     earnings                   56.08             56.12
    Using operating
     earnings, cash basis       55.11             55.56

    (A) Calculated as noninterest income, divided by the sum of net interest income and noninterest income.
    (B) Calculated as noninterest expenses, divided by the sum of net interest income and noninterest income.

SOURCE  The South Financial Group, Inc.
    -0-                             01/27/2004
    /CONTACT: William S. Hummers III, Vice Chairman and CFO, +1-864-255-7913, or Mary M. Gentry, Director of Investor Relations, +1-864-255-4919, both of The South Financial Group/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000424/TSFGLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.thesouthgroup.com /
    (TSFG)

CO:  South Financial Group, Inc.
ST:  South Carolina
IN:  FIN
SU:  ERN CCA MAV